PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED DECEMBER 19, 2000                REGISTRATION NO. 333-50282

                                 $1,660,000,000

                               SANMINA CORPORATION
            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2020
                           AND SHARES OF COMMON STOCK

     This prospectus supplement relates to the resale by the selling securityholders of zero coupon convertible subordinated debentures due 2020 of Sanmina Corporation and the shares of common stock, par value of $0.01 per share, of Sanmina Corporation issuable upon the conversion of the debentures.

     This prospectus supplement should be read in conjunction with the prospectus dated December 19, 2000 and the prospectus supplement dated January 12, 2001 which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the debentures of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                 PRINCIPAL AMOUNT
                                                  AT MATURITY OF                        NUMBER OF SHARES
                                                    DEBENTURES        PERCENTAGE OF     OF COMMON STOCK      PERCENTAGE OF
                                                BENEFICIALLY OWNED      DEBENTURES      THAT MAY BE SOLD      COMMON STOCK
NAME                                             THAT MAY BE SOLD      OUTSTANDING            (1)           OUTSTANDING (2)
----                                            ------------------    -------------     ----------------    ---------------
Alta Partners Holdings.......................         5,000,000              *               32,413               *
BNP Paribas..................................        16,000,000              *              103,722               *
CALAMOS Market Neutral Fund -
CALAMOS Investment Trust.....................         2,900,000              *               18,800               *
Consulting Group Capital Markets Funds.......           500,000              *                3,241               *
GLG Market Neutral Fund......................       110,000,000             6.6%            713,086               *
Lehman Brothers Inc..........................        25,000,000             1.5%            162,065               *
TCW Group, Inc...............................        30,170,000             1.8%            195,580               *
ZCM/HFR Index Management, L.L.C. (f.k.a.
Zurich HFR Master Hedge Fund Index Ltd.).....           190,000              *                1,232               *
Zola Partners LP.............................         1,000,000              *                6,483               *

----------------
*Less than 1%

(1) Assumes conversion of all of the holder's debentures at a conversion price of $6.4826 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Debentures - Conversion of Debentures by Holders." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 306,261,063 shares of common stock outstanding as of January 29, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

(3) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

(4) Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

                                ----------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
                 MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

           The date of this Prospectus Supplement is January 31, 2001.